SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

|X|  Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|_|  Definitive Information Statement

                           Biogan International, Inc.
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)Title of each class of securities to which transaction applies: NA

2)Aggregate number of securities to which transaction applies: NA

3)Per unit price or other underlying value of transaction  computed  pursuant to
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calculated and state how it was determined):

                                 Not Applicable

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5)Total fee paid:

                                 Not Applicable

|_| Fee paid previously with preliminary materials. N/A


|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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3)Filing Party:

4)Date Filed:

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                              INFORMATION STATEMENT
               For the Shareholders of Biogan International, Inc.
                          with respects to the spin off

                               R-Tec Holding, Inc.
                              an Idaho corporation

To Biogan International Inc Shareholders of record on September 15, 1999.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy. No Vote is to be Made on any Matter.

There is not going to be a shareholders meeting and no matter is to be voted upon. This Information Statement is to report to you actions taken by the board of directors and to inform you of current developments.

On August 18, 1999, the Board of Directors of Biogan International, Inc. organized R-Tec Holding, Inc., as an Idaho corporation, and subsequently transferred Biogan's 50% ownership of its subsidiary IntorCorp, Inc. to R-Tec Holding in exchange for 4,266,797 shares of $1.00 par value common stock.

Biogan declared a stock dividend of all of its R-Tec Holding Inc. shares to its shareholders of record on September 15, 1999, with a pay date of September 27th, 1999. The stock dividend was distributed to and is being held in escrow with the American Securities Transfer and Trust, Inc., the transfer agent, until such time as the Form 10SB registration of the R-Tec Holding, Inc. stock with the Securities and Exchange Commission is effective and requirements of NASDAQ have been completed. At such time as the audited financial statements of R-Tec are available, which is estimated to be the first part of February, Management presently intends to file Form 10SB with the SEC. When the stock is distributed Management presently anticipates that trading of R-Tec Holding stock may commence. The stock dividend of R-Tec Holding, Inc. stock was made at a ratio of one share of R-Tec Holding, Inc. for each twenty shares of Biogan International, Inc. held by the shareholders on the record date, with fractional shares being "rounded-up" to the next even share. No assurances can now be given that Form 10SB will be timely filed, or that when filed it will be satisfactory, or that the requirements of NASDAQ will be met, or that trading of the securities will commence as presently anticipated. The receipt of the stock dividend should not result in any taxable gain or loss to stockholders for federal income tax purposes.

Effective as of September 27, 1999, the interest that shareholders of Biogan as of September 15, 1999, had in the IntorCorp Motor was represented by stock of R-Tec Holding, Inc. distributed proportionately to them in escrow. After the pay date of September 27th, the IntorCorp motor, and R-Tec Holding, Inc. will be independent of Biogan.

On October 11, 1999, R-Tec Holding, Inc. (hereafter the "Company") entered into a stock exchange transaction with the shareholders of R-Tec Corporation, an engineering company

Information Statement - R-Tec Holding (01/07/00) 1


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located in Meridian, Idaho, by the terms of which the Company at closing on
November 3, 1999, issued 4,266,797 shares of common stock (50% ownership) in exchange for 80% of the outstanding stock of R-Tec Corporation. In addition, the Company contributed its stock of IntorCorp, Inc. to R-Tec Corporation. Other material transactions are that R-Tec Corporation will (i) pay $51,209 of its retained earnings to its present Shareholders; and (ii) agrees to redeem the remaining 20% of R-Tec Corporation stock from the present Shareholders within 12 months for the price of $198,791. The net effect of the transaction was that

     a. Shareholders of the Company descended from Biogan as of September 15, 1999, own 50% of the Company and the shareholders of R-Tec Corporation own the other 50%.

     b. The Board of directors of the Company has five members, and that for a period of 5 years, the 50% ownership descended from R-Tec Corporation will have the right to elect 3 members of the board.

     c. The Company owns 80% of R-Tec Corporation, and after the redemption of the 20% outstanding stock by R-Tec Corporation, the Company will own 100% of R- Tec Corporation, provided no other dilution occurs. .

     d. R-Tec Corporation owns 50% of the stock of IntorCorp, Inc. which owns the intellectual technology for the IntorCorp Motor, which will enable the development of the Motor under the direction and management of R-Tec Corporation.

R-Tec Holding, Inc., the Company.

Upon completion of the above described transactions with the shareholders of R-Tec Corporation, the Company will be the holding company of not less than 80% of the common stock of R-Tec Corporation and will be consolidated for tax and reporting purposes. The Company at the present time has no other business interests.

R-Tec Corporation, a subsidiary of the Company.

R-Tec Corporation was initially organized in 1995 as a small individually operated company in a modified garage for the purpose of developing and fabricating High-Tech custom manufacturing equipment, primarily for a single customer. Most of the jobs during the first 18 months were the duplication of manufacturing tools going overseas for Hewlett Packard including mech-op stations, servo writers, and transfer writers for the disk drive industry. Presently the Company continues to, under contract from the respective customers, develop, fabricate and manufacture High-Tech custom manufacturing equipment, as well as to custom manufacture other types of manufacturing equipment and/or parts for installation in customer products as an OEM provider. Company expertise includes engineering, development of controls, machine design and tooling, and services include consulting, prototype development, tooling and manufacturing. Production includes mechanical fixtures, sub-assemblies, electronic testing devices, automatic robot work cells, and other similar products all of which incorporate one or more complete disciplines of mechanical, electrical, software, machine vision, and controls.


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

Company technology currently includes CAD-based, Electro-mechanical Devices, Tool Design, PC Board Layout, International EC-Marked products, Machine Vision, Specialty Tooling, Engineering Design, Motion Control, robotics, Software Development, and PLC Programming.

Significant clients include Iomega Corporation, Hewlett Packard, Pro-Precision Machining, Steelhead Metals, SCP Global Technologies, System Integration (Division of Micron), Intel, TECHNIT Interconnection Products, 3Com Corporation, Preco, Inc., Motorola, Micron Communications, Inc., Ford Microelectronics, Inc. and Anadigics.

The Company is presently expanding into the European and Asian markets, and has expended approximately $50,000 in R and D for development of certain products for the open market, both by special order and some by shelf inventory with immediate availability.

The Company presently employs 10 full time employees and 5 part time employees.

Certain functions of some projects are, when needed, contracted to R-Tec Machine Tools, Inc., an Idaho corporation, which conducts business as a machine shop at the same location as the Company, in which Doug Hastings and Gary Clayton own a combined 50% interest. (See "Certain Relationships and Related Transactions " page 7). However, some machine work is also contracted with other machine shops depending on time of delivery restraints.

Management's Discussion and Analysis

Management is currently waiting for the accountant's report on the financial results of operations for the calendar year 1999 in order to evaluate operations and analyze the operations of the business. The auditors have made several recommendations with respect to accounting procedures in order to comply with GAAP, which will have an affect on the financial analysis of the Company. At the time of the notice to shareholders of the filing of Form 10SB Management will include a discussion and analysis of the operations of the Company. Management can presently report that sales for the calendar year 1999 exceeded the $1,200,000 which Management previously projected.

Description of Property of R-Tec Corporation (Subsidiary)

R-Tec Corporation is a tenant in a single purpose industrial building located at 1471 E. Commercial Avenue, in Meridian, Idaho. The building is owned by H2C2 & Associates, LLC, an Idaho limited liability company (owned by Mr. and Mrs. Hastings and Mr. and Mrs. Clayton, shareholders of R-Tec Corporation) and leased 75% to R-Tec Corporation under a 5 year lease expiring November 30, 2004. The other 25% of the building is leased to R-Tec Machine Tools, Inc., a machine shop (owned 25% by Hastings and 25% by Claytons) see "Certain Relationships and Related Transactions" at page 7. The building was constructed in 1998 according to the applicable commercial building code requirements, on approximately 1.36 acres of land, and includes a parking area of 20 spaces.


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The Company office space consists of approximately 1200 square feet, and includes a reception area, conference room, and 6 individual offices. The assembly area consists of approximately 1800 square feet and approximately 1500 square feet of warehouse area. The Company pays rent at the rate of $2,950 per month, subject to Cost of Living Index increases on an annual basis.

The Company owns the furniture and fixtures, office equipment, phone system and all shop equipment free of any liens or obligations.

R-Tec Holding will not have any separate corporate offices, but will use when required the offices of R-Tec Corporation for its purposes, without the payment of any rent or other obligation, until such time as independent offices may be required.

Intorcorp, Inc. an Idaho corporation, is a 50% subsidiary of R-Tec Corporation with Mr. Douglas G. Hastings appointed President. Intorcorp owns the intellectual technology for the IntorCorp Smart Power Motor. Negotiations are presently in process for a consulting agreement with C.T. Corporation, an electrical engineering company and owner of the other 50% of the common stock. Management is currently developing the business plan, interviewing candidates for project managing of the development and marketing of the Smart Power Motor, as well as considering the methods for financing the project.

Security Ownership of Certain Beneficial Owners and Management.

     The following table sets forth information regarding the shares of common stock of R- Tec Holding that is presently held beneficially by (i) each director of the Company, (ii) all officers and directors as a group, and (iii) each person known by the Company to beneficially own 5% or more of the outstanding shares of the Company's common stock.

    Name and Address                             Amount & Nature
    ----------------                             ---------------
    of Beneficial Owner                          of Benef. Owner        Percent
    -------------------                          ---------------        -------

    Gary A. Clayton (1)(3)(4)(5)                     2,133,399             25%
    1471 E. Commercial Ave
    Meridian, Idaho 83642

    Douglas G. Hastings (1)(3)(4)(5)                 2,133,398             25%
    1471 E. Commercial Ave
    Meridian, Idaho 83642

    Rulon L. Tolman (1)(3)(4)                          490,417           05.747%
    7213 Potomac Drive
    Boise, Idaho 83704

    Robert C. Montgomery (1)(3)                        116,900           01.370%
    6940 Ashland Drive
    Boise Idaho 83709

    George W. Wadsmith (1)(3)                          138,334           01.621%
    214 S. Cole Road
    Boise, Idaho 83709


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    John R. Hansen, Jr. (1)(3)                         125,000           01.465%
    12035 Ginger Creek Dr.
    Boise, Idaho 83713

    L. William Glazier (3)                             525,000           06.152%
    805 W. Cross Street
    Woodland Hills, CA 95695

    Ronald J. Tolman (3)                               561,164(2)        06.576%
    2326 Bruins Avenue
    Boise, Idaho 83704

All Officers and Directors as a Group (6 persons)    5,137,448           60.203%
Total Shares Issued and Outstanding                  8,533,594          100.000%

     (1) These individuals are the directors and officers of the Company who are shareholders.

     (2) Mr. Ronald J. Tolman owns 377,920 of such shares in his own name, and 183,244 of such shares are owned of record in the name of his wife, Jacque L. Tolman.

     (3) These shareholders, along with Keith Cline (56,500 shares 00.662%) with a combined share ownership percentage of 73.595% have entered into a voting agreement under which Mssrs. Clayton and Hastings will have the right to nominate 3 of the 5 directors, and the other participants will have the right to nominate 2 of the 5 directors, and the combined ownership would then be voted as a block for the nominated directors.

     (4) These individuals are the present directors of R-Tec Corporation, with Hastings as President and Clayton as V. Pres - Secretary.

     (5) These individuals are two of the four directors of InterCorp Inc. with Mr. Hastings as President.

Directors and Executive Officers of R-Tec Holding, Inc.

       Name             Age      Position                     Date Appointed
       ----             ---      --------                     --------------
Douglas G. Hastings      41      Director, President            Nov.3, 99
Gary A. Clayton          41      Director, V-P Engineering      Nov.3, 99
Rulon L. Tolman          49      Director, VP Finance           Original
John R. Hansen, Jr       69      Director                       Original
David R. Stewart         46      Director                       Nov.3, 99
Robert C. Montgomery     47      Secretary                      Nov.3, 99
George W. Wadsworth      54      Treasurer                      Nov.3, 99

     The directors of the Company are elected to serve until the next annual shareholder's meeting or until their respective successors are elected and qualified. Officers of the Company hold office until the meeting of the Board of Directors after the next annual shareholders's meeting or until removal by the Board of Directors. There are no arrangements or understandings among the Officers and Directors pursuant to which any of them were elected as Officers and Directors.


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

Family Relationships:

     Douglas G. Hastings is married to Rena Clayton Hastings, a sister of Gary
A. Clayton.

Business Experience of Officers and Directors:

     Douglas G. Hastings, 1471 E. Commercial Ave, Meridian, Idaho 83642. Mr. Hastings received a Micro M.B.A. in May of 1999. Mr. Hastings received special training in Robotics, Machine Vision and software controls. Prior to starting R-Tec Corporation in 1995, Mr. Hastings was employed by Hewlett Packard from 1981 to 1995 specializing in electrical and mechanical tool design and controls.

     Gary C. Clayton, 1471 E. Commercial Ave, Meridian, Idaho 83642. Mr. Clayton received a BS degree in Mechanical Engineering from BYU in 1983. He received training in Robotics and Industrial Controls in 1987 (with honors), and a Masters Degree in Mechanical Engineering in 1993 from the University of Utah. Prior to 1995 (when joined R-Tec Corporation), Mr. Clayton was the Engineering Manager for Lynn Industries of Boise, Idaho for a year, and prior thereto was Project Engineer at Thiokol Corporation in Brigham City, Utah, for design, implementation and project management of HVAC system, process equipment, CNC type machine tools, and plant automation.

     Rulon L. Tolman, was appointed Director August , and is currently a Vice President of the Company. Mr. Tolman has been with Mutual of New York since 1978 and has been Account Executive, Field Underwriter and Sales Manager. Previously Mr. Tolman was a Production Supervisor with Boise Cascade Container Division managing 80 employees.

     John R. Hansen, Jr., 12035 Ginger Creek Dr., Boise, Id. 83713. Mr. Hansen received his J.D. degree from UCLA in 1956, and has practiced law from 1957 to 1968 in California and from 1968 to the present in Idaho, primarily in securities and business practice. Mr. Hansen is presently outside counsel to the Company.

     David R. Stewart, 9486 Fairview Ave, Boise, Idaho. Mr. Stewart is a Certified Public Accountant with Stewart, Harding & Co with 20 years experience, and as President of the company for the past 6 years. He obtained his BS desgree in Accounting in 1979 from the University of Utah.

     Robert C. Montgomery, is presently Secretary of the Company. He received his JD degree from the University of Idaho in 1974, and is a member of the bar in Idaho, Oregon and Washington. He was a former adjunct professor of Business Law and Ethics at Boise State University, and has practiced law in Idaho since 1974.

George W. Wadsworth has been a partner in the accounting firm of Wadsworth and Smith, Chartered, for the past 23 years. He is also the accountant for the Company.

Executive Compensation.

     R-Tec Corporation paid executive compensation for the year ended December 31, 1998 to the following:

     Douglas G. Hastings, President.          $81,120.00 annual salary.
     Gary C. Clayton, Vice President.         $81,120.00 annual salary.


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     On December 1, 1999, R-Tec entered into five year employment agreements with Douglas G. Hastings to be the CEO and President of R-Tec, and with Gary C. Clayton to be Vice President of Engineering, each with an annual salary of $81,120 with a bonus of $25,000 to be paid during the first year. In addition, each of the employees will receive the standard benefits package for employees, including medical, sick leave and vacation time. The above employees each have a company automobile.

     There is no agreement for the payment of any salary or compensation at this time for the directors of R-Tec Corporation, or for the executive officers or directors of R-Tec Holding, Inc. However, the Company anticipates that any out of pocket expenses of directors will be paid, and that directors who are not employed by either the Company or R-Tec Corporation will receive compensation for attendance and other duties performed as directors.

Certain Relationships and Related Transactions

     R-Tec Corporation currently leases 75% of the building it presently occupies at 1471 E. Commercial Ave, Meridian, Idaho 83642 from H2C2 & Associates, LLC, an Idaho limited liability company owned by Mr. and Mrs. Hastings and Mr. and Mrs. Clayton under a five year lease ending November 30, 2004, with an option to extend the lease for an additional five years. The rental rate is $2,950 per month subject to annual Cost of Living Index increases.

     In addition, the other 25% of the building is presently leased by R-Tec Machine Tools, an Idaho limited liability company, which is owned 25% by each of Mr. Hastings and 25% by Mr. Clayton. R-Tec frequently contracts machine work to R-Tec Machine Tools at competitive prices, as well as contract work to other machine shops, the selection of which is based on competitive pricing as well as speed of work completion.. R-Tec Machine Tools, also contracts work with other manufacturers.

Description of Securities, including dividend, voting and preemptive rights.

     R-Tec Holding, Inc. presently has two classes of capital stock authorized consisting of 30,000,000 shares of voting Common stock, par value $1.00 per share, and 5,000,000 shares of Preferred Stock, with authority vested in the board of directors to prescribe the classes, series, and the number of each class or series of Preferred Stock, and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock as authorized in ss.30-1-602, Idaho Code.

     As of the date of this Information Statement there are issued and outstanding 8,533,594 shares of Common Stock. No Preferred Shares have been issued.

     The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. The shares of Common Stock do not carry cumulative voting rights in the election of Directors.


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

     Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption rights and carries no subscription or conversions rights. In the event of liquidation of the Company, the share of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the Common Stock now outstanding are fully paid for and non- assessable.

Dividends:

Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company has never paid a dividend, and the present focus of Management is for growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Holders of Common Stock:

     The number of holders of record of the Company's Common Stock is approximately 776 as of November 3, 1999, as reported by the Company's transfer agent. The Common Stock of all holders, except for two (Hastings and Clayton), is currently held in escrow by the transfer agent pending registration of such stock with Securities and Exchange Commission by filing Form 10SB.

Fiscal Year End:

     The Company's fiscal year is December 31.

Transfer Agent:

     The Company's transfer agent is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Lakewood, CO 80228, phone (303) 986-5400 and Fax:
(303) 986-2444.

Reports to Shareholders:

     The Company intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year. In addition, the Company may, in its discretion, distribute quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Market for Common Stock

     There presently is no market for the Common Stock.


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Legal Proceedings.

     None

Accountants.

     The principal accountant for the Company is David Stewart of Stewart Harding & Co., Certified Public Accountants. The auditor for the Company is Balukoff Lindstrom & Co., PA.

Financial Information

     The year end December 31, 1999, fiscal year is currently being audited by Balukoff Lindstrom & Co., PA., with the financial statements consistent with GAAP expected to be available the first part of February, 2000. At such time as the financial statements are available Form 10SB will be filed with the SEC. At the time of filing the 10SB, a notice will be sent to the shareholders advising of the filing, which notice will include an abbreviated financial statement a discussion by Management of the financial affairs of the Company.

Costs

     The costs of mailing this Information Statement has been or will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fudiciaries to send this Information Statement to their principals, and the Company may reimburse them for the costs thereof.


                                       Biogan International, Inc.


                                       By           /s/
                                          ------------------------
                                          Ronald J. Tolman, V.P.


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